Exhibit 99.5
INFORMATION CONCERNING DIRECTORS AND
EXECUTIVE OFFICERS OF STSPL AND TEMASEK
     1. Directors of STSPL. The following table sets forth information concerning each present director of STSPL, including the name, present principal occupation or employment and interest in the Ordinary Shares, if any. STSPL has no executive officers. Unless otherwise indicated, each such person is a citizen of Singapore, and the business address of each such person is at 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard Singapore 238891, telephone + 65 6828-6828.

Name and Residential		Present Principal Occupation or Employment,
Address	Office	Interest in the Ordinary Shares (if any) and Other Information

Lena Chia Yue Joo 22 Jalan Remaja Bamboo Grove Park Singapore 668682	Director	Ms. Chia joined Temasek in January 2005 and is currently the Managing Director of Legal & Regulations. Prior to joining Temasek, she was a lawyer in private law practice until 1994, when she joined the Singapore Technologies group as an in-house counsel. She held various positions in the Singapore Technologies group, the last being, Director, Legal, of Singapore Technologies Pte Ltd.

Ms. Chia holds a Bachelor of Law (Honors) degree from the National University of Singapore and has been admitted as an advocate & solicitor of the Supreme Court of Singapore.

Ms. Chia beneficially owns a total of 5,000 Ordinary Shares. Ms. Chia has the sole power to vote or direct the vote of, and to dispose or direct the disposition of such Ordinary Shares.

Leong Wai Leng 1 Jalan Membina #22-06 Central Green Condominium Singapore 169479	Director	Ms. Leong joined Temasek in March 2006 and is currently a Senior Managing Director and the Chief Financial Officer. Prior to joining Temasek, she was the Deputy Chief Executive Officer of Raffles Holdings Ltd and concurrently the Chief Executive Officer of Raffles International Ltd, its hotel operating and management subsidiary. Prior to joining Raffles, Ms. Leong had 23 years of working experience holding senior management positions in two publicly listed companies and the public sector.

Ms. Leong has a Bachelor of Arts (Honors) in Engineering Tripos and a Master of Arts from Cambridge University, United Kingdom. She also holds a Master of Applied Finance from Macquarie University, Australia.

Ms. Leong beneficially owns a total of 2,000 Ordinary Shares. Such Ordinary Shares are held in the name of her spouse. Ms. Leong and her spouse have the sole power to vote or direct the vote of, and to dispose or direct the disposition of such Ordinary Shares.

     2. Directors and Executive Officers of Temasek. The following table sets forth information concerning each present director and executive officer of Temasek, including the name, present principal occupation or employment and interest in the Ordinary Shares, if any. Unless otherwise indicated, each such person is a citizen of Singapore, and the business address of each such person is at 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard Singapore 238891, telephone + 65 6828-6828.

Name and Residential
Address (where		Present Principal Occupation or Employment,
applicable)	Office(s)	Interest in the Ordinary Shares (if any) and Other Information

Suppiah Dhanabalan 1E Chatsworth Avenue Singapore 249842	Chairman	Mr. Dhanabalan has been the Chairman of Temasek since September 1996, and was Chairman of DBS Group Holdings Ltd from 1999 to 2005.

Mr. Dhanabalan began his career in the Singapore Civil Service in 1960. He was at the Singapore Economic Development Board from 1961 to 1968, during which he helped establish the Development Bank of Singapore, where he served from 1968 to 1978. He entered politics in 1976 and, while a Member of Parliament, held a number of cabinet positions from 1978 to 1994: Minister for Foreign Affairs, Minister for Culture, Minister for Community Development, Minister for National Development and Minister for Trade and Industry. From 1996 to 1998, Mr. Dhanabalan was the Chairman of Singapore Airlines Limited.

He holds a B.A. (Honors) in Economics from the University of Malaya, Singapore.

Kwa Chong Seng 19 Victoria Park Road Singapore 266498	Deputy Chairman	Mr. Kwa is the Chairman and Managing Director of ExxonMobil Asia Pacific Pte Ltd, a Board Director of DBS Group Holdings Ltd and also serves on the Public Service Commission. He was previously the Chairman of Media Corporation of Singapore.

Mr. Kwa joined Esso Singapore in 1969 and worked abroad for about nine years in various assignments, most of which were with Exxon Company, International (New Jersey), in marketing and investment planning positions. He also worked with Exxon in Houston, New York and Hong Kong. He was conferred Honorary Ningbo Citizenship in 1999 and received the National University of Singapore’s Distinguished Engineering Alumni Award in 1994 and the Public Service Star in 2005.

Mr. Kwa graduated as a Mechanical Engineer from the then University of Singapore.

Koh Boon Hwee 27 Queen Astrid Park Singapore 266832	Director	Mr. Koh is the Chairman of DBS Group Holdings Ltd and Sunningdale Tech Ltd and the Executive Director of MediaRing Limited. He is also a Director of Yeo Hiap Seng Limited.

He previously served as the Chairman of Singapore Airlines Limited, SIA Engineering Co. Ltd and Singapore Telecommunications Limited, Executive Chairman of the Wuthelam Group, Executive Chairman and CEO of Sunningdale Tech Ltd, and Managing Director of Hewlett Packard Singapore.

Mr. Koh was conferred the Meritorious Service Medal in 1995 and the Public Service Star in 1991. He holds a B.Eng. (First Class Honours) in Mechanical Engineering from the Imperial College of Science and Technology, University of London, and a Master of Business Administration (Distinction) from the Harvard Business School.

Name and Residential
Address (where		Present Principal Occupation or Employment,
applicable)	Office(s)	Interest in the Ordinary Shares (if any) and Other Information

Kua Hong Pak 1 Muswell Hill Braddell Heights Estate Singapore 358416	Director	Mr. Kua is the Managing Director and Group CEO of ComfortDelGro Corporation Ltd and the Deputy Chairman of SBS Transit Ltd and VICOM Ltd. He also sits on the boards of PSA International Pte Ltd, PSA Corporation Ltd, StarHub Ltd, Ringier Print (HK) Ltd and Cabcharge Australia Limited.

He was previously the President and CEO of Times Publishing Group. Mr. Kua was conferred the Public Service Star in 1996 and re-appointed a Justice of the Peace by the President of Singapore in 2005.

Mr. Kua was also conferred Honorary Citizenship by the Shenyang City People’s Government in 1997. He holds a Bachelor of Accountancy from the then University of Singapore and participated in the Advance Management Program of the Harvard Business School in USA.

Goh Yew Lin 15 Leedon Park Singapore 267891	Director	Mr. Goh is the Managing Director of GK Goh Holdings Ltd (“GK Goh”), an investment holding company listed on the Singapore Securities Exchange Trading Limited. He was actively involved in the securities industry in Southeast Asia for 25 years until the sale of GK Goh’s stockbroking business in 2005.

Mr. Goh is an independent Director of CIMB-GK Pte Ltd, Boyer Allan Management Ltd (“Boyer-Allan”) and various funds managed by Boyer Allan. Among his public sector appointments, he is Chairman of the Yong Siew Toh Conservatory of Music, Deputy Chairman of the Singapore Symphonia Company Limited, a trustee of the National University of Singapore and Chairman of the National University of Singapore Investment Committee.

Mr. Goh holds a B.S. (Economics) degree from the University of Pennsylvania.

Teo Ming Kian 16 Jalan Limau Manis Bedokville Singapore 468347	Director	Mr. Teo joined Temasek as a Director on October 1, 2006. Mr. Teo has been the Permanent Secretary of the Ministry of Finance since October 2006. Before this, he was the Executive Chairman of the Singapore Economic Development Board from February 1, 2001. He is concurrently the Permanent Secretary of the National Research and Development in the Prime Minister’s Office.

He is also the Chairman of MND Holdings Pte Ltd, Accounting & Corporate Regulatory Authority and Inland Revenue Authority of Singapore and a Board Member of the National Research Foundation and the Monetary Authority of Singapore.

Mr. Teo was conferred the Public Administration Medal (Gold) in 1993, and the Commander First Class — Royal Order of the Polar Star (Sweden) in 1994.

Mr. Teo holds a B.Eng. (First Class Honors) in Mechanical Engineering from Monash University in Australia, and Master of Science in Management Studies from Massachusetts Institute of Technology in USA.

Name and Residential
Address (where		Present Principal Occupation or Employment,
applicable)	Office(s)	Interest in the Ordinary Shares (if any) and Other Information

Marcus Wallenberg Nordenskioldsgatan 76115 21 Stockholm Sweden	Director	Mr. Wallenberg, a Swedish national, joined Temasek as a Director on July 8, 2008. Mr. Wallenberg is the Chairman of several major companies belonging to the network of the Swedish investment company, Investor AB, including Skandinaviska Enskilda Banken, SAAB AB and AB Electrolux.

He is also Deputy Chairman of L. M. Ericsson. In addition, Mr. Wallenberg most recently served as Chairman of the International Chamber of Commerce, a world business organization with representation from global businesses, aimed at promoting cross border trade and investments. He also served as President and CEO of Investor AB for six years. Mr. Wallenberg is also a Board member of AstraZeneca, Stora Enso and the Knut and Alice Wallenberg Foundation.

He holds a Bachelor of Science in Foreign Service from Georgetown University, Washington D.C.

Simon Claude Israel 68 Andrew Road Caldecott Hill Estate Singapore 299974	Executive Director	Mr. Israel joined Temasek in July 2006 as an Executive Director after spending 10 years with the Danone Group, as Chairman Asia Pacific and as a member of the Danone Group’s Executive Committee.

Prior to the Danone Group, Mr. Israel enjoyed a 22-year career with Sara Lee Corporation across the Asia Pacific region progressing to Head (Household & Personal Care) of Asia Pacific.

Mr. Israel chairs the Singapore Tourism Board, sits on the Business Advisory Board of the Lee Kong Chian School of Business at Singapore Management University, and is Chairman of Asia Pacific Breweries Limited and Asia Pacific Breweries Foundation. He is also a Member of the Board of Singapore Telecommunications Limited, Neptune Orient Lines Limited, and Fraser and Neave Limited.

He holds a Diploma of Business Studies from The University of the South Pacific. Mr. Israel was conferred Knight in the Legion of Honour by the French Government in 2007.

Ho Ching 24 Rochalie Drive Rose Garden Singapore 248255	Executive Director & CEO	Ms. Ho joined Temasek as a Director in January 2002 and became its Executive Director in May 2002. From January 1, 2004, she assumed the position of Executive Director and CEO.

She started her career in 1976 with the Ministry of Defence where she held various positions in the Defence Science Organisation and the Defence Materiel Organisation, and was conferred the Public Administration Medal (Silver, 1985). She joined the Singapore Technologies group in 1987 and was appointed President and CEO from April 1997 to December 2001.

Awarded the Public Service Star (1996), Ms. Ho is a Distinguished Engineering Alumnus of the National University of Singapore and an Honorary Fellow of the Institute of Engineering, Singapore.

She holds a BEngg (Hons) from the University of Singapore and a MSc (Electrical Engineering) from Stanford University, USA.

Name and Residential
Address (where		Present Principal Occupation or Employment,
applicable)	Office(s)	Interest in the Ordinary Shares (if any) and Other Information

Charles W. Goodyear 5 Anthony Road Orchard Scotts Residences #17-20 Singapore 229954	Executive Director & CEO — Designate	Mr. Goodyear, an American, joined Temasek as a Director on February 1, 2009. Mr. Goodyear assumed the position of Executive Director and CEO-Designate on March 1, 2009 and will assume the position of Executive Director and CEO on October 1, 2009.

He started his career at Kidder, Peabody, a former U.S.-based securities firm, and is a former President of Goodyear Capital Corporation and former Executive Vice President and Chief Financial Officer of Freeport-McMoRan Inc. He joined BHP Billiton as Chief Financial Officer in 1999, and was subsequently appointed Chief Development Officer in July 2001 and Chief Executive Officer in January 2003. He was a Board member of BHP Billiton Limited and BHP Billiton Plc from November 2001 to September 30, 2007 and retired from BHP Billiton on January 1, 2007. He was previously a member of the International Council on Mining and Metals and the National Petroleum Council.

He holds a Bachelor of Science (Geology & Geophysics) from Yale University and a Master of Business Administration from The Wharton School of Finance, University of Pennsylvania.

Charles Ong	Senior Managing Director, Chief Strategist	Mr. Ong joined Temasek in August 2002 and is currently a Senior Managing Director and the Chief Strategist. He was previously the Chief Investment Officer.

Prior to joining Temasek, Mr. Ong was associated with Deutsche Bank AG, where he oversaw their investment banking business in Southeast Asia. He started his career with Lazard Freres & Co. in New York in 1989 as a mergers and acquisition banker.

Mr. Ong is a graduate of Massachusetts Institute of Technology and Harvard Business School.

Cheo Hock Kuan	Senior Managing Director, Corporate Development & Special Projects	Ms. Cheo Hock Kuan joined Temasek in 2002 and is currently a Senior Managing Director for Corporate Development & Special Projects. Her focus areas include corporate governance, leadership dynamics and partnership, organization development and relationship building. She spent two years in Beijing from 2004 where she was also concurrently Chief Representative for China.

Prior to joining Temasek, Ms. Cheo was with Singapore Technologies Pte Ltd, where she was responsible for the executive resource management for the Singapore Technologies group of companies.

Tow Heng Tan	Senior Managing Director, Chief Investment Officer	Mr. Tow joined Temasek in September 2002 and is currently a Senior Managing Director and the Chief Investment Officer.

He started his career with Coopers & Lybrand. He was later an investment banker with Schroders Singapore and Managing Director of Lum Chang Securities Pte Ltd. Mr. Tow was also previously Senior Director of DBS Vickers Securities. Mr. Tow is a director on the boards of Keppel Corporation Limited and ComfortDelgro Corporation Ltd. He is a Fellow of the Association of Chartered Certified Accountants (U.K.), a Fellow of the Chartered Institute of Management Accountants (U.K.) and a member of the Institute of Certified Public Accountants of Singapore.

Name and Residential
Address (where		Present Principal Occupation or Employment,
applicable)	Office(s)	Interest in the Ordinary Shares (if any) and Other Information

Gan Chee Yen	Senior Managing Director, Co- Chief Investment Officer	Mr. Gan joined Temasek in May 2003 and is currently a Senior Managing Director and the Co-Chief Investment Officer.

Prior to joining Temasek, he was the Director for Finance of Singapore Technologies Pte Ltd. He is currently a member of the Board of Commissioners of PT Bank Danamon Indonesia Tbk. Mr. Gan is a member of the Institute of Certified Public Accountants of Singapore.

He received his Bachelor of Accountancy from the National University of Singapore and attended Harvard’s Program for Management Development in September 2001.

Mr. Gan beneficially owns a total of 100,000 Ordinary Shares that may be acquired pursuant to options held by Mr. Gan. Mr. Gan has the sole power to vote or direct the vote of, and to dispose or direct the disposition of 100,000 of such Ordinary Shares.

Manish Kejriwal	Senior Managing Director, Investment, International & India	Mr. Kejriwal joined Temasek in March 2004 and is currently a Senior Managing Director who has oversight of India, Investment and International.

Prior to joining Temasek, Mr. Kejriwal was a Partner at McKinsey & Company, Inc. where he was a part of their New York, Cleveland and Mumbai offices. He had previously worked with Goldman Sachs and the World Bank.

Mr. Kejriwal received a Bachelor of Arts from Dartmouth College, where he graduated Magna Cum Laude with a major in Economics and Engineering Sciences. He holds a Master of Business Administration from Harvard University where he graduated with high distinction as a Baker Scholar. He currently sits on the board of Fullerton Financial Holdings Pte. Ltd.

Leong Wai Leng	Senior Managing Director, Corporate Development & Chief Financial Officer	Ms. Leong joined Temasek in March 2006 and is currently a Senior Managing Director for Corporate Development and the Chief Financial Officer.

Prior to joining Temasek, she was the Deputy CEO of Raffles Holdings Ltd and concurrently, the CEO of Raffles International Ltd, its hotel operating and management subsidiary. Prior to joining Raffles, she had 23 years of experience holding senior management positions in two publicly-listed companies and the public sector.

Ms. Leong holds a Bachelor of Arts (Honours) in Engineering Tripos and a Master of Arts from Cambridge University, United Kingdom. She also holds a Master of Applied Finance degree from Macquarie University, Australia.

Hiew Yoon Khong	Senior Managing Director, Special Projects	Mr. Hiew joined Temasek in June 2003 and is currently Senior Managing Director for Special Projects.

He is also Executive Director and CEO of Mapletree Investments before which he was Managing Director for Temasek’s Private Equity Funds Investment portfolio. He previously held the positions of Chief Financial Officer of the CapitaLand Limited group and CEO of CapitaLand Commercial as well as CEO of CapitaLand Financial. Before joining CapitaLand Limited, Mr. Hiew held various positions in the areas of corporate finance, management consultancy and project financing over a 10 year period.

He holds a Master of Arts in Economics from the University of Warwick as well as a Bachelor of Arts in Economics from the University of Portsmouth.

Name and Residential
Address (where		Present Principal Occupation or Employment,
applicable)	Office(s)	Interest in the Ordinary Shares (if any) and Other Information

Michael Edward Dee	Senior Managing Director, International	Mr. Dee joined Temasek in August 2008 and is currently a Senior Managing Director for International.

Prior to joining Temasek, Mr. Dee was an investment banker at Morgan Stanley for over 25 years in a variety of positions in Capital Markets, M&A and firm management. He has worked in New York, London, Hong Kong, Singapore and Houston over a 15 year period. Whilst in Singapore, Mr. Dee was the Regional CEO for Southeast Asia from 2001 to 2004. He was also appointed Singapore’s Honorary Counsel General in Houston.

Mr. Dee holds a degree in Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania.

Goh Yong Siang	Senior Managing Director, International & Strategic Relations	Mr. Goh joined Temasek in August 2006 and is currently a Senior Managing Director for International & Strategic Relations.

Prior to joining Temasek, Mr. Goh spent 7 years in the United States, initially as President, ST Engineering (USA) and concurrently Chairman, Dalfort and MAE between 1999 and 2000, and subsequently for the next 5 years, in private equity with Texas-based companies. Mr. Goh is a fighter pilot by training and served in the Singapore Armed Forces, retiring as Chief of Air Force in 1998.

He holds a degree in Bachelor of Arts from National University of Singapore and attended the Advanced Management Program at Harvard Business School.

Ng Yat Chung	Senior Managing Director, Corporate Development, Portfolio Management & Systems	Mr. Ng joined Temasek Holdings in July 2007 and is currently Senior Managing Director for Corporate Development, Portfolio Management and Systems.

Prior to joining Temasek Holdings, he was the Chief of Defence Force of the Singapore Armed Forces (SAF). During his career in the Singapore Armed Forces, Mr. Ng served in senior command and staff positions in planning, operations and logistics. His major assignments included Chief of Staff (Joint Staff) and Chief of Army. He is a member of the Board of Trustees of the National University of Singapore.

Mr. Ng holds a Master of Arts in Mathematics from Cambridge University and a Master of Business Administration from Stanford University.

Jimmy Phoon	Senior Managing Director, Strategy	Mr. Phoon rejoined Temasek in November 2008 and is currently a Senior Managing Director for Strategy. He was with Temasek from October 1999 to September 2007, with his last held position as Chief Investment Officer, before he left to pursue his own interest.

Prior to joining Temasek, Mr. Phoon was with Standard Chartered Merchant Bank Asia Limited (“SCMBA”). In his eight years with SCMBA, he managed several initial public offerings, public takeovers, mergers and acquisitions, and corporate restructurings. Mr. Phoon was a Deputy Director in the Ministry of Finance of Singapore from 1988 to 1992 and was responsible for the formulation of corporate and international tax policies.

Mr. Phoon holds a Bachelor of Economics (Honors) from Monash University, Australia.